Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Liberty Global 401(k) Savings and Stock Ownership Plan
Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-189223) of Liberty Global plc of our report dated June 22, 2021, relating to the Statement of Net Assets Available for Benefits as of December 31, 2020 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related notes and supplemental schedules of the Liberty Global 401(k) Savings and Stock Ownership Plan which appear in this Form 11-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Denver, Colorado
June 22, 2021